Exhibit 99.1

Contact:

Karen Leytze

Radiant Systems, Inc.

(770) 576-6811

karen.leytze@radiantsystems.com

Radiant Systems Announces Completion of Tender Offer by NCR Corporation

ATLANTA (August 22, 2011) – Radiant Systems, Inc. (Nasdaq: RADS), today announced the acceptance for payment of shares tendered pursuant to the tender offer by NCR Corporation, through its wholly owned subsidiary Ranger Acquisition Corporation, for all outstanding shares of Radiant. The tender offer expired at 12:00 midnight, Eastern Time, on Friday, August 19, 2011. Based on information provided by BNY Mellon Shareowner Services, the depositary for the tender offer, 35,859,237 shares, representing approximately 87% of Radiant’s outstanding shares, were validly tendered and not withdrawn in the offer (including shares tendered by notice of guaranteed delivery). All such shares have been accepted for payment in accordance with the terms of the tender offer.

NCR intends to exercise its “top-up” option and thereafter will own sufficient common stock of Radiant necessary to effect a “short-form” merger under Georgia law, after which Radiant will become a wholly-owned subsidiary of NCR, without the need for a meeting of Radiant shareholders. In connection with the short-form merger, each outstanding share of Radiant common stock will be converted into the right to receive $28.00 in cash, without interest and less any applicable withholding taxes, the same price per share paid in the tender offer. NCR intends to complete the merger promptly and upon the completion of the merger Radiant’s shares will cease to be traded on the NASDAQ Global Select Market.

About Radiant Systems, Inc.

Headquartered in Atlanta, Radiant Systems, Inc. (Nasdaq: RADS) is a global provider of innovative technology to the hospitality and retail industries. For more than two decades, Radiant’s point of sale hardware and software solutions have helped to redefine the consumer experience in more than 100,000 restaurants, retail stores, stadiums, parks, arenas, cinemas, convenience stores, fuel centers and other customer-service venues. Radiant Systems has offices in North America, Europe, Asia and Australia.

Statement on Cautionary Factors

Except for the historical information presented herein, matters discussed herein may constitute forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Statements that are not historical facts, including statements preceded by, followed by, or that include the words “future”; “anticipate”; “potential”; “believe”; or similar statements are forward-looking statements. Risks and uncertainties include uncertainties as to the timing of the merger; the effects of disruption from the transaction making it more difficult to maintain relationships with employees, customers, business partners or governmental entities; as well as risks detailed from time to time in Radiant Systems’ public disclosure filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2010, subsequent quarterly filings on Form 10-Q and the solicitation/recommendation statement filed in connection with the tender offer. Radiant Systems disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release or otherwise, except as expressly required by law. Copies of Radiant Systems’ public disclosure filings are available from its investor relations department.